EXHIBIT 99.4

PRESS RELEASE

PLANET POLYMER TECHNOLOGIES, INC. ELECTS NEW BOARD MEMBERS AT ANNUAL MEETING OF SHAREHOLDERS AND ANNOUNCES THIRD QUARTER FINANCIAL RESULTS.

     San Diego, CA-November 19, 2004-On November 17, 2004, Planet Polymer Technologies, Inc. (OTC BB: POLY.OB) a San Diego advanced materials company (“Planet”) held its Annual Meeting of Shareholders. At the meeting, the shareholders added Scott L. Glenn, Michael Trinkle and Ellen Preston to the Board along with reelecting current members H. Mac Busby and Robert J. Petcavich to serve as directors of the company until the 2005 annual meeting. Mr. Glenn was appointed as Chairman of the Board. In addition, the selection of J.H. Cohn LLP to remain the company’s independent auditors was ratified by the shareholders.

     Mr. Glenn is the Managing Partner of Windamere Venture Partners and has responsible for the formation and development of a number of biotech and specialty pharmaceutical companies. Ms. Preston has had a successful career in sales and marketing of healthcare products to the physician and the consumer with companies such as Johnson & Johnson. Mr. Trinkle has been an executive in the healthcare industry for over 25 years. Currently he is President of Conception Technologies and prior to that was at Allergan Pharmaceuticals, Inc.

     The meeting was then adjourned until November 29, 2004 at 2:00pm. At that time, it is anticipated that the following agenda items will be voted upon: (1) the Asset Purchase Agreement between Allergy Free, LLC (“Allergy Free”) and Planet whereby Planet will assume all of the assets of Allergy Free and certain of the liabilities of Allergy Free; (2) the Royalty Distribution Trust; (3) the amendment to the 200 Stock Option Plan to increase the aggregate number of shares of common stock reserved for issuance under the plan from 500,000 shares to 5,000,000 shares; (4) the reverse stock split whereby each 50 outstanding shares of Common Stock will be consolidated into 1 share of Common Stock; and (5) the company name change from “Planet Polymer Technologies, Inc.” to “Planet Technologies, Inc.”

     For the nine months ending September 30, 2004, Planet Polymer reported a loss of $364,281 and a loss from operations of $374,996 compared to net income of $145,943 and a loss from operations of $145,399 for the same period in 2003. The increased loss was a result of significantly increased accounting and legal expenses related to the proposed transaction between Planet and Allergy Free, LLC. For the nine months ended September 30, 2004 loss per share was $0.06, compared to net income of $0.02 per share for the same period in 2003.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that such statements shall be protected by the safe harbors provided for in such sections. Such statements are subject to risks and uncertainties that could cause the Company’s actual results to vary materially from those projected in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in the section entitled “Risk Factors,” and in “Item 6 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s latest Form 10-KSB filed with the S.E.C.